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Kiromic BioPharma CEO Issues Letter to Stockholders

HOUSTON (February 16, 2023) – Kiromic BioPharma, Inc. (NASDAQ: KRBP) (“Kiromic” or the “Company”), a clinical-stage fully-integrated biotherapeutics company using its proprietary DIAMOND® artificial intelligence and data mining platform to develop cell therapies with a focus on immuno-oncology, today issued the following letter to stockholders from its CEO Pietro Bersani.

To My Fellow Stockholders,

On behalf of my hardworking colleagues at Kiromic BioPharma and our dedicated Board of Directors, I’d like to thank our stockholders for their continued support as we prepare for an exciting future together.

Everyone at Kiromic remains laser-focused on achieving our upcoming milestones, including our regulatory, preclinical, and financial teams. I would like to take this opportunity to update you on our recent progress and to review our near-term plans.

Special Meeting of Stockholders

Importantly, Kiromic will host a Special Meeting of Stockholders on March 7th, 2023. I encourage all stockholders, as of the January 18, 2023 record date, to vote to approve the following three proposals, each of which is critical to fund our operations and to advance our first therapeutic candidate, Deltacel™, into the clinic:

1.	To grant authority to our Board of Directors to execute a reverse stock split at a ratio within a range of 1-for-2 to 1-for-30;

2.	To approve the issuance of common stock to Yorkville Advisors in excess of the exchange cap of the Standby Equity Purchase Agreement dated October 13, 2022; and

3.	To approve the issuance of common stock to the investor holding the 25% Senior Secured Convertible Promissory Note in excess of the share cap contained in an agreement dated December 12, 2022.

The passage of each of these items is critically important to our ability to pursue the exciting business imperatives described below. I strongly encourage you to vote “FOR” each proposal for the reasons described in the proxy statement filed with the SEC on January 26, 2023. Voting instructions are contained in the proxy card; you can vote at any time via the internet, by mail, by phone, or in person at the meeting.

More specifically, the resulting increase in share price from the reverse stock split will not only keep us in compliance with Nasdaq’s continued-listing requirements but will also potentially improve the appeal of our common stock to a broader range of investors, including higher-quality institutional investors.

We are proud to have secured funding during a challenging market environment, and your vote is critical in financing our continued progress. I will cover more details about our recent financing and strategy later in this letter, but first I’ll provide regulatory and preclinical updates that are a very encouraging start to the year.

Focusing our Business, Streamlining our Pipeline

Today I am proud to announce that Kiromic remains on track to submit an IND application for Deltacel™ by the end of the current quarter. Deltacel™ is our most advanced therapeutic candidate, and its use of allogeneic, non-viral, non-engineered off-the-shelf Gamma Delta T-cells represents a potential next-generation solution for patients.

Beginning last June, Kiromic took action to prioritize Deltacel™. We announced and are executing the Deltacel™-aligned development strategy, which includes streamlined operations and aligned key resources to advance Deltacel™ while maintaining our other product candidates, Procel™ and Isocel™. We are not currently deploying resources against either Procel™ or Isocel™. This prioritization also mitigates supply-chain challenges associated with a manufacturing approach involving cell engineering.

Less than four months after announcing this pipeline prioritization and with written feedback from an FDA Type B Pre-IND meeting in hand, we streamlined our operations and made the difficult yet necessary decision to eliminate nearly 30% of our workforce. We successfully managed through subsequent changes to our executive team and Board of Directors. These actions were part of our aligned prioritization strategy and were made following a thorough evaluation to maximize operational efficiencies.

The Company believes these critical actions and overall strategy align with the financing options it is actively pursuing.

Promising Preclinical Study Results

Two recently completed preclinical studies demonstrated the safety and efficacy of Deltacel™ in mice. We are highly encouraged by these early findings and have concluded that these results are sufficient for a robust IND submission package.

The first preclinical study was a toxicity evaluation of Deltacel™ administered alone and confirmed that Deltacel™ exhibited no toxicity. This study was conducted by Charles River Laboratories, a large CRO (contract research organization).

The second preclinical study was a pharmacology and toxicity evaluation of Deltacel™ administered in combination with a standard antitumor modality, the same that we propose for the first-in-human trial. This study, conducted by the research team led by James W. Welsh, M.D., of The University of Texas MD Anderson Cancer Center, found that Deltacel™ in combination with a standard antitumor modality was more efficacious, without adding any toxicity, compared to Deltacel™ given as a monotherapy.

The histopathology evaluation of this second study is underway, and the final report, to be authored and certified by a qualified pathologist, will be completed in the second half of February. Kiromic plans to issue a press release announcing the final results upon completion. This will conclude the pharmacological evaluation of Deltacel™.

Presuming the acceptance of the Deltacel™ IND application by the FDA, Kiromic plans to initiate the clinical trial in the first half of this year. In addition to the preclinical work we are concluding, we have also taken significant steps to ensure a smooth transition into the clinic by preparing our clinical trial partners.

We recently engaged Stiris Research to manage this clinical trial. Stiris will provide cell therapy specific CRO services, and it is best equipped to manage the clinical trial logistics for an allogeneic cell therapy product like Deltacel™. We have also enlisted Labcorp to handle all testing necessary to support our exploratory endpoints.

Financing Update

We are proud to have secured funding that has led us to the point of an IND submission. We are now working to secure additional capital that enables Deltacel™ to enter the clinic in line with our previously communicated timelines. However, stockholder approval of the proposals at our special meeting on March 7th is critical to continuing this work. We are thankful to have such a strong and supportive investor base including, in particular, a few key investors who strongly embrace the work with our oncology candidates and the potential benefit they may bring patients.

Recapping actions we recently took to raise capital, in the fourth quarter of 2022 Kiromic received two investments of $2 million each from a single investor who is funding the Company through a 25% Senior Secured Convertible Promissory Note (the “Note”). We recently entered into a subsequent Note purchase agreement with this investor pursuant to which we sold an additional $2 million Note to the investor and may sell an additional $2 million of Notes in each of February and March 2023. The Notes are convertible into common stock, subject to a beneficial ownership limitation of 9.99% and a share cap of slightly more than 4 million shares, representing 19.9% of our issued and outstanding shares.

Following the closing of the two financings in last year’s fourth quarter, we announced the settlement of prior litigation with two institutional shareholders and certain affiliates, thereby clearing a legal overhang.

A Robust Set of Near-Term Milestones

As we build upon our recent momentum, investors have much to look forward to in the first half of the year and beyond. To recap our near-term milestones, Kiromic plans to:

●	Announce results from the Deltacel histopathology study in the second half of February;
●	Hold the Special Meeting of Stockholders on March 7, 2023;
●	Submit the IND for Deltacel™ in combination with standard antitumor modality by the end of the first quarter of 2023; and
●	Begin the activation process for the Deltacel™ clinical trial in the second quarter of 2023.

All these milestones and more will only be possible should we secure your vote “FOR” the three proposals on the proxy for our upcoming Special Meeting of Stockholders. Please vote today to minimize the additional expense Kiromic will need to incur related to this meeting.

On behalf of the Kiromic team as well as our Board of Directors, I want to thank our stockholders for their continued support. I look forward to keeping you updated on our progress as we advance Deltacel™ into the clinic.

Sincerely,

Pietro Bersani

Chief Executive Officer

February 16, 2023

About Kiromic BioPharma

Kiromic BioPharma, Inc. is a clinical-stage, fully integrated biotherapeutics company using its proprietary DIAMOND® artificial intelligence (AI) 2.0 target discovery engine to detect, develop, and commercialize cell therapies with a therapeutic focus on immuno-oncology. Kiromic is developing a multi-indication allogeneic cell therapy platform that exploits the natural potency of Gamma Delta T-cells to target solid cancers. Kiromic’s DIAMOND® AI is where data science meets target identification to dramatically compress the years and hundreds of millions of dollars required to develop a live drug. The Company maintains offices in Houston, Texas. To learn more, visit www.kiromic.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Kiromic makes such forward-looking statements pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. All statements other than statements of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as: “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding: Kiromic’s ability to achieve its objectives; Kiromic’s financing strategy and availability of funds; and the ability to issue shares under the SEPA. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and as detailed from time to time in our other SEC filings, and the terms and conditions of the SEPA, including the requirements to have an effective registration statements, share caps in the SEPA and the terms and conditions of the SEPA, including with respect to volume and pricing requirements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Such forward-looking statements relate only to events as of the date of this press release. We undertake no obligation to update any forward-looking statements except to the extent required by law. There can be no assurance that any sales will occur under the SEPA.

Contacts:

Kiromic BioPharma

Linda Phelan Dyson, MPH

Global Head, Corporate Communications

ldyson@kiromic.com
M: 281-468-7683

LHA Investor Relations

Tirth T. Patel

tpatel@lhai.com

212-201-6614

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